KOHL'S CORPORATION REPORTS APRIL COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - May 3, 2012 -- Kohl's Corporation (NYSE: KSS) reported today that for the four-week month ended April 28, 2012 total sales decreased 1.9 percent and comparable store sales decreased 3.5 percent from the four-week month ended April 30, 2011.

For the quarter and year-to-date period, total sales increased 1.9 percent and comparable store sales increased 0.2 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "As expected, warm March weather and an early Easter, contributed to a decline in April's sales. Home, Accessories and Men's all reported positive comparable store sales. From a regional perspective, the Midwest, Northeast, South Central and West outperformed the Mid-Atlantic and Southeast regions."

The Company remains comfortable with its first quarter earnings guidance of $0.60 cents per diluted share.
			% Change .
	Total Sales .		Total Sales .		Comparable Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
April	$ 1,254	$ 1,278	(1.9%)	12.1%	(3.5%)	10.2%
March/April	$ 3,069	$ 3,001	2.3%	1.7%	0.6%	0.0%
Quarter/Year to Date	$ 4,243	$ 4,162	1.9%	3.1%	0.2%	1.3%

The Company opened nine new stores, including one relocated store, and closed one store in March 2012 and now operates 1,134 stores in 49 states, compared to 1,097 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 a.m ET on Thursday, May 3, 2012 until 8:30 p.m ET on Friday, May 4, 2012. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

First Quarter 2012 Earnings

The Company will report first quarter 2012 earnings at 7:00 a.m. ET on Thursday, May 10, 2012. The Company will host a conference call at 8:30 am ET on May 10 which can be accessed by dialing (706) 902-0486 and referencing Conference ID 69195646, or via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. Replays of the call and web cast will be available for thirty days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,134 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Vicki Shamion, Senior Vice President - Public Relations, (262) 703-1464